Exhibit 10.16


                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT, dated as of the 29th day of November, 2004, is between Conseco, Inc., a Delaware corporation ("Company"), and James E. Hohmann ("Executive").

     WHEREAS, the services of Executive and his managerial and professional experience are of value to the Company.

     WHEREAS, the Company desires to continue to have the benefit and advantage of the services of Executive for an extended period to assist the Company upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Employment. The Company hereby employs Executive and Executive hereby accepts employment upon the terms and conditions hereinafter set forth.

     2. Term. The effective date of this agreement (the "Agreement") shall be the date set forth above (the "Effective Date"). Subject to the provisions for termination as provided in Section 10 hereof, the term of Executive's employment under this Agreement shall be the period beginning on the Effective Date and ending on December 31, 2008. The term of Executive's employment shall be automatically renewed for successive one-year terms on January 1, 2009 and each succeeding January 1st unless either party elects not to renew this Agreement by serving written notice of such election not to renew on the other party at least 90 days prior to such January 1st. As used in this Agreement, the "Term" is the period ending on December 31, 2008 or, if this Agreement has been renewed, the one-year period relating to the last renewal. The Term shall end upon the termination of Executive's employment with the Company. The "Initial Term" shall be the period beginning on the Effective Date and ending on the earlier of December 31, 2008 or the date of Executive's termination of employment with the Company.

     3. Duties. During the Term, Executive shall be engaged by the Company in the capacity of Executive Vice President and Chief Administrative Officer of the Company. Executive shall report to the Chief Executive Officer regarding the performance of his duties. As Chief Administrative Officer Executive shall have direct responsibility for the following functions: Legal (the General Counsel shall report directly to Executive), Actuarial, New Product Development, Closed Block, Strategic Planning and Business Development.

     4. Extent of Services. During the Term, subject to the direction and control of the Chief Executive Officer of the Company and the board of directors of the Company (the "Board"), Executive shall have the power and authority commensurate with his executive status and necessary to perform his duties hereunder. Executive shall devote his entire employable time, attention and best efforts to the business of the Company and, during the Term, shall not, without the consent of the Company, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; provided, however, that, subject to Section 9 hereof, this shall not be construed as preventing Executive

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from serving on boards of professional, community, civic, education, charitable and corporate organizations on which he presently serves or may choose to serve or investing his assets in such form or manner as will not require any services on the part of Executive in the operation of the affairs of the companies in which such investments are made (to the extent not in violation of the noncompete listed in Section 9 hereof); provided, however, that corporate organizations shall be limited to those mutually agreed upon by Executive and the Company.

     5. Compensation. During the Term:

          (a) As compensation for services hereunder rendered during the Term hereof, Executive shall receive a base salary ("Base Salary") of Four Hundred Fifty Thousand Dollars ($450,000) per year payable in equal installments in accordance with the Company's payroll procedure for its salaried executives. Salary payments and other payments under this Agreement shall be subject to withholding of taxes and other appropriate and customary amounts. Executive may receive increases in his Base Salary from time to time, based upon his performance, subject to approval of the Board or the Compensation Committee thereof.

          (b) In addition to Base Salary, Executive will have an opportunity to earn a bonus each year as determined by the Board or the Compensation Committee thereof, with a target annual bonus equal to 100% of Executive's Base Salary (the "Target Bonus") and a maximum annual bonus of 200% of his Base Salary with respect to any calendar year, with such bonus payable at such time that other similar payments are made to other Company executives. For purposes of clarification, annual executive bonuses are generally paid in March of the year following the year with respect to which such bonuses are payable, if Executive remains employed with the Company through such date or as otherwise payable under the Company's severance policy for senior officers. Notwithstanding the above, Executive will be awarded a calendar year 2004 performance period bonus of One Hundred and Fifty Thousand Dollars ($150,000) in March of 2005 (the "2004 Bonus") and, for the calendar year 2005 performance period, Executive is guaranteed a minimum bonus equal to the Target Bonus (100% of Executive's Base Salary). However, Executive may be awarded a calendar year 2005 performance bonus greater than the Target Bonus. Performance requirements for Target Bonuses will be based on financial and other objective targets that the Board reasonably believes are reasonably attainable at the time that they are set.

          (c) Executive is entitled to a cash bonus of Four Hundred Fifty Thousand Dollars ($450,000) payable as soon as reasonably practicable on or after January 1, 2005.

          (d) As soon as reasonably practicable after the execution of this Agreement, Executive will receive an initial award of options to purchase 200,000 shares of common stock (the "Initial Option Grant") with an exercise price equal to the fair market value on the date of the grant and an initial award of 100,000 shares of restricted stock (the "Initial Restricted Stock Grant"). One hundred percent (100%) of the options will vest over a 4-year period beginning on the date of the grant of the equity awards (the "Grant Date"), with one-fourth vesting on each anniversary of the Grant Date. Fifty percent (50%) of the restricted stock will vest on the second anniversary of the Grant Date, with the other fifty percent (50%) vesting on the third anniversary of the Grant Date. Executive shall also be eligible to participate in and receive future grants under any stock option or

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     equity-based program offered by the Company to executives of similar title and level of responsibility, subject to the discretion of the Board.

     6. Fringe Benefits. During the Term:

          (a) Executive shall be entitled to participate in such existing executive benefit plans and insurance programs offered by the Company, or which it may adopt from time to time, for its executive management or supervisory personnel generally, in accordance with the eligibility requirements for participation therein. Nothing herein shall be construed so as to prevent the Company from modifying or terminating any executive benefit plans or programs, or executive fringe benefits, that it may adopt from time to time.

          (b) Executive shall be entitled to six weeks of vacation with pay each year and will not be eligible for any other paid-time-off program (other than paid holidays).

          (c) Executive may incur reasonable expenses for promoting the Company's business, including expenses for entertainment, travel, and similar items. The Company shall reimburse Executive for all such reasonable expenses upon Executive's periodic presentation of an itemized account of such expenditures. The Company agrees to pay Executive an additional amount to cover the incremental additional income taxes incurred by Executive, if any, with respect to payment or reimbursement of any reasonable business expenses pursuant to this subsection (c).

          (d) In lieu of any insurance on the life of Executive offered by the Company pursuant to Section 6(a) hereof, the Company shall reimburse Executive for up to $5,000 per year for premiums on term life insurance policies on the life of Executive as in effect on the date hereof.

     7. Disability. If Executive shall become physically or mentally disabled during the Term to the extent that his ability to perform his duties and services hereunder is materially and adversely impaired, his Base Salary, bonus and other compensation provided herein shall continue while he remains employed by the Company; provided, that if such disability (as confirmed by competent medical evidence) continues for at least six (6) consecutive months, the Company may terminate Executive's employment hereunder, in which case the Company immediately shall pay Executive cash payments equal to (i) his annual Base Salary as provided in Section 5(a) hereof to the extent earned but unpaid as of the date of termination, (ii) a pro-rata portion of the Target Bonus for the year in which his disability occurs plus the Target Bonus for the preceding year if his disability occurs after year-end but before such bonuses are paid and
(iii) the 2004 Bonus and the bonus payable pursuant to Section 5(c) (in each case to the extent not already paid). Any options or restricted stock held by Executive on the date of termination shall vest only through the date of termination according to the normal vesting schedule applicable to such options or restricted, except that Executive shall receive additional vesting credit with respect to the Initial Option Grant (but not above 100%) as if he had remained employed by the Company until the next succeeding anniversary of the grant date of the Initial Option Grant described in Section 5(d) and if Executive is not vested in any portion of the Initial Restricted Stock Grant, 25,000 shares of restricted stock under the Initial Restricted Stock Grant shall fully vest. No payments or vesting under this paragraph will be made if such disability arose primarily from (a) chronic

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use of intoxicants, drugs or narcotics (other than drugs prescribed to Executive by a physician and used by Executive for their intended purpose for which they had been prescribed) or (b) intentionally self-inflicted injury or intentionally self-induced illness.

     8. Disclosure of Information. Executive acknowledges that in and as a result of his employment with the Company, he has been and will be making use of, acquiring and/or adding to confidential information of the Company and its affiliates of a special and unique nature and value. As a material inducement to the Company to enter into this Agreement and to pay to Executive the compensation stated in Section 5, as well as any additional benefits stated herein, Executive covenants and agrees that he shall not, at any time while he is employed by the Company or at any time thereafter, directly or indirectly, divulge or disclose for any purpose whatsoever, any confidential information (whether or not specifically labeled or identified as "confidential information"), in any form or medium, that has been obtained by or disclosed to him as a result of his employment with the Company and which the Company or any of its affiliates has taken appropriate steps to safeguard, except to the extent that such confidential information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, in which event Executive shall give prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order or confidential treatment, or (c) must be disclosed to enable Executive properly to perform his duties under this Agreement. Upon the termination of Executive's employment, Executive shall return such information (in whatever form) obtained from or belonging to the Company or any of its affiliates which he may have in his possession or control.

     9. Covenants Against Competition and Solicitation. Executive acknowledges that the services he is to render to the Company and its affiliates are of a special and unusual character, with a unique value to the Company and its affiliates, the loss of which cannot adequately be compensated by damages or an action at law. In view of the unique value to the Company and its affiliates of the services of Executive for which the Company has contracted hereunder, because of the confidential information to be obtained by, or disclosed to, Executive as set forth in Section 8 above, and as a material inducement to the Company to enter into this Agreement and to pay to Executive the compensation stated in Section 5 hereof, as well as any additional benefits stated herein, and other good and valuable consideration, Executive covenants and agrees that:

          (a) throughout the period Executive remains employed and for two years thereafter, Executive shall not, directly or indirectly, anywhere in the United States of America, (i) solicit or attempt to convert to other insurance carriers or other corporations, persons or other entities providing these same or similar products or services provided by the Company and its affiliates, any customers or policyholders of the Company or any of its affiliates or (ii) solicit for employment or knowingly employ any employee of the Company or any of its affiliates;

          (b) throughout the period Executive remains employed and for one year thereafter, Executive shall not, directly or indirectly, anywhere in the United States of America (i) render any services, as an agent, independent contractor, consultant or otherwise, or become employed or compensated by any other corporation, person or

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     entity that derives a non-incidental portion of its revenue from the business of selling or providing long-term care or health-related insurance products or services or (ii) in any manner compete with the Company or any of its affiliates with respect to long-term care or health-related insurance lines of business; provided, however, that if Executive resigns, Executive may serve as a consultant (other than with respect to matters relating to long-term care or health insurance products or services) for such companies that the Chief Executive Officer of the Company consents to (such consent shall not be unreasonably withheld where actual competition is not, in the Chief Executive Officer's sole judgment, deemed to be significant or meaningful) and provided further that in the event Executive serves as such a consultant, all severance payments and other ongoing obligations of the Company under this Agreement shall cease; or

          (c) throughout the Initial Term or, if later, the period ending on the first anniversary following the date Executive terminates employment during the Initial Term, Executive shall not, directly or indirectly, anywhere in the United States of America (i) render any services, as an agent, independent contractor, consultant or otherwise, or become employed or compensated by any other corporation, person or entity that derives a non-incidental portion of its revenue from the business of selling or providing annuity, life, or accident insurance products or services or (ii) in any manner compete with the Company or any of its affiliates with respect to annuity, life or accident lines of business that the Company and its affiliates derive more than a non-incidental portion of their revenue from or with respect to which the Company and its affiliates have made a significant investment in; provided, however, that if Executive resigns during the initial Term, Executive may serve as a consultant (other than with respect to matters relating to long-term care or health insurance products or services) for such companies that the Chief Executive Officer of the Company consents to (such consent shall not be unreasonably withheld where actual competition is not, in the Chief Executive Officer's sole judgment, deemed to be significant or meaningful) and provided further that in the event Executive serves as such a consultant, all severance payments and other ongoing obligations of the Company under this Agreement shall cease.

Should any particular covenant or provision of this Section 9 be held unreasonable or contrary to public policy for any reason, including, without limitation, the time period, geographical area, or scope of activity covered by any restrictive covenant or provision, the Company and Executive acknowledge and agree that such covenant or provision shall automatically be deemed modified such that the contested covenant or provision shall have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so modified to whatever extent would be reasonable and enforceable under applicable law.

     10. Termination.

          (a) Either the Company or Executive may terminate his employment at any time for any reason upon written notice to the other. The Company may terminate Executive's employment for Just Cause pursuant to Section 10(b) below or in a Control Termination pursuant to Section 10(c) below. Executive's employment shall also terminate (i) upon the death of Executive or (ii) after disability of Executive pursuant to Section 7 hereof.

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          (b) The Company may terminate Executive's employment at any time for
     Just Cause. For purposes of this Agreement, "Just Cause" shall mean: (i)
     (A) a material breach by Executive of this Agreement, (B) a material breach of Executive's duty of loyalty to the Company or its affiliates, or (C) willful malfeasance or fraud or dishonesty of a substantial nature in performing Executive's services on behalf of the Company or its affiliates, which in each case is willful and deliberate on Executive's part and committed in bad faith or without reasonable belief that such breach or action is in the best interests of the Company or its affiliates; (ii) Executive's use of alcohol or drugs (other than drugs prescribed to Executive by a physician and used by Executive for their intended purposes for which they had been prescribed) or other repeated conduct which materially and repeatedly interferes with the performance of his duties hereunder, which materially compromises the integrity or the reputation of the Company or its affiliates, or which results in other substantial economic harm to the Company or its affiliates; (iii) Executive's conviction by a court of law, admission that he is guilty, or entry of a plea of nolo contendere with regard to a felony or other crime involving moral turpitude; (iv) Executive's unscheduled absence from his employment duties other than as a result of illness or disability, for whatever cause, for a period of more than ten (10) consecutive days, without consent from the Company prior to the expiration of the ten (10) day period; or (v) Executive's failure to take action or to abstain from taking action, as directed in writing by a member of the board or a higher ranking executive of the Company, where such failure continues after Executive has been given written notice of such failure and at least five (5) business days thereafter to cure such failure.

     No termination shall be deemed to be a termination by the Company for Just Cause if the termination is as a result of Executive refusing to act in a manner that would be a violation of applicable law.

     (c) The Company may terminate Executive's employment in a Control Termination. A "Control Termination" shall mean any termination by the Company (or its successor) of Executive's employment for any reason within six months in anticipation of or within two years following a Change in Control of the Company.

     The term "Change in Control" shall mean the occurrence of any of the following:

          (i) the acquisition (other than an acquisition in connection with a "Non-Control Transaction") by any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of "beneficial ownership" (as such term is defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of the Company or its Ultimate Parent representing 51% or more of the combined voting power of the then outstanding securities of the Company or its Ultimate Parent entitled to vote generally with respect to the election of the board of directors of the Company or its Ultimate Parent; or

          (ii) as a result of or in connection with a tender or exchange offer or contest for election of directors, individual board members of the Company (identified as of the date of commencement of such tender or

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     exchange offer, or the commencement of such election contest, as the case may be) cease to constitute at least a majority of the board of directors of the Company; or

          (iii) the consummation of a merger, consolidation or reorganization with or into the Company unless (x) the stockholders of the Company immediately before such transaction beneficially own, directly or indirectly, immediately following such transaction securities representing 51% or more of the combined voting power of the then outstanding securities entitled to vote generally with respect to the election of the board of directors of the Company (or its successor) or, if applicable, the Ultimate Parent and (y) individual board members of the Company (identified as of the date that a binding agreement providing for such transaction is signed) constitute at least a majority of the board of directors of the Company (or its successor) or, if applicable, the Ultimate Parent (a transaction to which clauses (x) and (y) apply, a "Non-Control Transaction").

     For purposes of this Agreement, "Ultimate Parent" shall mean the parent corporation (or if there is more than one parent corporation, the ultimate parent corporation) that, following a transaction, directly or indirectly beneficially owns a majority of the voting power of the outstanding securities entitled to vote with respect to the election of the board of directors of the Company (or its successor).

          (d) At Executive's option, he may terminate employment with the Company "With Reason" provided one of more of the following conditions are met: (i) his role or duties have been materially diminished by changes in responsibilities or authority; (ii) Executive is required to report to anyone other than the Chief Executive Officer, the Board or the Compensation Committee thereof; (iii) Executive is required to relocate his primary office more than 25 miles from the Merchandise Mart in Chicago, Illinois, without Executive's consent, or (iv) there is a "Change in Control" of the company as defined in Section 10(c) and, following Executive's written request made prior to the Change in Control, the ultimate parent entity or entities directly or indirectly gaining control of a majority of the Company's Board or outstanding securities entitled to vote with respect to the Company's Board fails to affirm and guarantee the Company's current and future obligations under this Agreement.

          (e) Upon termination of Executive's employment with the Company for any reason (whether voluntary or involuntary), Executive shall be deemed to have voluntarily resigned from all positions that Executive may then hold with the Company and any of its affiliates; provided that such deemed resignation shall not adversely affect Executive's rights to compensation or benefits under this Agreement and shall not affect the determination of whether Executive's termination was for Just Cause or With Reason.

     11. Payments Following Termination.

          (a) In the event Executive's employment is terminated by the Company for Just Cause as so defined, upon non-renewal by the Company or Executive or if Executive voluntarily resigns, then the Company immediately shall pay Executive a cash payment of his Base Salary as provided in Section 5(a) hereof that was earned but unpaid as of the date of termination. Any options or restricted stock held by Executive on the date of

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     termination shall vest only through the date of termination according to the normal vesting schedule applicable to such options or restricted stock, and Executive shall not receive any accelerated or additional vesting of such stock or options on or after such date.

          (b) In the event Executive's employment is terminated by the death of Executive, then the Company shall pay Executive's estate (i) a lump sum of the remaining payments of Base Salary described in Section 5(a) that would have been payable to Executive through the date of death, (ii) a pro-rata portion of the Target Bonus for the year in which his death occurs plus the Target Bonus for the preceding year if his death occurs after year-end but before such bonuses are paid and (iii) the 2004 Bonus and the bonus payable pursuant to Section 5(c) (in each case to the extent not already paid). Any options or restricted stock held by Executive on the date of termination shall vest only through the date of termination according to the normal vesting schedule applicable to such options or restricted stock, except that Executive shall receive additional vesting credit with respect to the Initial Option Grant (but not above 100%) as if he had remained employed by the Company until the next succeeding anniversary of the grant date of the Initial Option Grant described in Section 5(d) and if Executive is not vested in any portion of the Initial Restricted Stock Grant, 25,000 shares of restricted stock under the Initial Restricted Stock Grant shall fully vest.

          (c) In the event that Executive is terminated by the Company without Just Cause (and other than non-renewal, death, disability or a Control Termination) or by Executive With Reason, then the Company shall pay Executive (i) on a basis consistent with the timing of the Company's normal payroll processing, the remaining payments of Base Salary described in
     Section 5(a) that would have been payable to Executive through the date of his termination of employment, (ii) a pro-rata portion of the Target Bonus for the year in which his termination occurs plus the Target Bonus for the preceding year if his termination occurs after year-end but before such bonuses are paid, (iii) the 2004 Bonus and the bonus payable pursuant to
     Section 5(c) (in each case to the extent not already paid), and (iv) twelve
     (12) months of his Base Salary plus Target Bonus (in the form of salary continuation on a pro-rata basis with or without medical and dental benefits, at Executive's election and cost). Any options or restricted stock held by Executive on the date of termination shall vest only through the date of termination according to the normal vesting schedule applicable to such options or restricted stock, except that Executive shall receive additional vesting credit with respect to the Initial Option Grant (but not above 100%) as if he had remained employed by the Company until the next succeeding anniversary of the grant date of the Initial Option Grant described in Section 5(d) and if Executive is not vested in any portion of the Initial Restricted Stock Grant, 25,000 shares of restricted stock under the Initial Restricted Stock Grant shall fully vest.

          (d) In the event that Executive is terminated by the Company (or its successor) in a Control Termination as so defined, then the Company shall pay Executive (i) on a basis consistent with the timing of the Company's normal payroll processing, the remaining payments of Base Salary described in Section 5(a) that would have been payable to Executive through the date of his termination of employment, (ii) a pro-rata portion of the Target Bonus for the year in which his termination occurs plus the Target

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     Bonus for the preceding year if his termination occurs after year-end but before such bonuses are paid, (iii) the 2004 Bonus and the bonus payable pursuant to Section 5(c) (in each case to the extent not already paid) and
     (iv) twenty-four (24) months of his Base Salary and Target Bonus (in the form of salary continuation on a pro-rata basis with or without medical and dental benefits, at Executive's election and cost). To the extent that Executive is terminated in a Control Termination that occurs in anticipation of a Change in Control, any options or restricted stock held by Executive shall fully vest, retroactive to the date of termination, upon the occurrence of the Change in Control.

          (e) Notwithstanding anything to the contrary, in the event that Executive's employment terminates, the Company shall pay to Executive, in accordance with its standard payroll practice, Executive's accrued vacation.

          (f) Notwithstanding anything to the contrary, payment of any post-termination moneys or benefits under this Agreement is conditioned upon the execution by Executive of a separation and release agreement, in a form that is consistent in all material respects with the provisions and protections set forth herein and reasonably acceptable to the Company and Executive, and the observation of such waiting or revocation periods, if any, before and after execution of the agreement by Executive as are required by law, such as, for example, the waiting or revocation periods required for a waiver and release to be effective with respect to claims under the Age Discrimination in Employment Act, provided that the Company delivers to Executive such agreement within seven days of the date of his termination.

     12. Change in Control. In the event of a Change in Control, Executive will be entitled to the full vesting of any options and restricted stock held by Executive on the date of such Change in Control.

     13. Character of Termination Payments. The amounts payable to Executive upon any termination of his employment shall be considered severance pay in consideration of past services rendered on behalf of the Company and his continued service from the date hereof to the date he becomes entitled to such payments and shall be the sole amount of severance pay to which Executive is entitled from the Company and its affiliates upon termination of his employment. Executive shall have no duty to mitigate his damages by seeking other employment and, should Executive actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any such other compensation.

     14. Representations of the Parties.

          (a) The Company represents and warrants to Executive that (i) this Agreement has been duly authorized, executed and delivered by the Company and constitutes valid and binding obligations of the Company; and (ii) the employment of Executive on the terms and conditions contained in this Agreement will not conflict with, result in a breach or violation of, constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to: (A) the certificate of formation, (B) the terms of any indenture, contract, lease, mortgage, deed of trust, note, loan agreement or other agreement, obligation, condition, covenant or

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     instrument to which the Company is a party or bound or to which its property is subject, or (C) any statute, law, rule, regulation, judgment, order or decree applicable to the Company, or any regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company.

          (b) Executive represents and warrants to the Company that: (i) this Agreement has been duly executed and delivered by Executive and constitutes a valid and binding obligation of Executive; and (ii) neither the execution of this Agreement by Executive nor his employment by the Company on the terms and conditions contained herein will conflict with, result in a breach or violation of, or constitute a default under any agreement, obligation, condition, covenant or instrument to which Executive is a party or bound or to which his property is subject, or any statute, law, rule, regulation, judgment, order or decree applicable to Executive of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over Executive or any of his property.

     15. Arbitration of Disputes; Injunctive Relief.

          (a) Except as provided in subsection (b) below, any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by binding arbitration in the City of Indianapolis, Indiana, in accordance with the laws of the State of Indiana by three arbitrators, one of whom shall be appointed by the Company, one by Executive, and the third of whom shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Judge of the United States District Court for the Southern District of Indiana. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators, which shall be as provided in this Section. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Each party shall pay its own costs and expenses incurred in connection with the enforcement of this Agreement, regardless of the final outcome.

          (b) Executive acknowledges that a breach or threatened breach by Executive of Sections 8 or 9 of this Agreement will give rise to irreparable injury to the Company and that money damages will not be adequate relief for such injury. Notwithstanding paragraph (a) above, the Company and Executive agree that the Company may seek and obtain injunctive relief, including, without limitation, temporary restraining orders, preliminary injunctions and/or permanent injunctions, in a court of proper jurisdiction to restrain or prohibit a breach or threatened breach of
     Section 8 or 9 of this Agreement. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Executive.

     16. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail to his residence, in the case of Executive, or to the business office of its General Counsel, in the case of the Company.

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     17. Waiver of Breach and Severability. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement, and the remaining provisions of the Agreement shall continue to be binding and effective.

     18. Entire Agreement. Other than any equity award agreements entered into pursuant to the Conseco, Inc. 2003 Long-Term Equity Incentive Plan or any subsequent equity incentive plan. This instrument contains the entire agreement of the parties and, as of the Effective Date, supersedes all other obligations of the Company and its affiliates under other agreements or otherwise. The compensation and benefits to be paid under the terms of this Agreement are in lieu of all other compensation or benefits to which Executive is entitled from the Company and its affiliates. This Agreement may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     19. Binding Agreement and Governing Law; Assignment Limited. This Agreement shall be binding upon and shall inure to the benefit of the parties and their lawful successors in interest (including, without limitation, Executive's estate, heirs and personal representatives) and, except for issues or matters as to which federal law is applicable, shall be construed in accordance with and governed by the laws of the State of Indiana. This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other.

     20. No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not intended to confer third-party beneficiary rights upon any other person.

     21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


                                    * * * * *

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written, effective as of the Effective Date.


                                           COMPANY:
                                           CONSECO, INC.

                                           /s/William S. Kirsch
                                           -------------------------------------
                                           William S. Kirsch
                                           President and Chief Executive Officer


                                           EXECUTIVE:

                                           /s/James E. Hohmann
                                           -------------------------------------
                                           James E. Hohmann










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